                             CONSULTING AGREEMENT


                         AGREEMENT dated as of the 24th day of July, 2000 (the
                    "Agreement"), between ChiRex Inc., a Delaware corporation
                    ----------
                    (the "Company"), and Michael A. Griffith (the "Consultant").
                          -------                                  ----------


                              W I T N E S S E T H
                              - - - - - - - - - -


          WHEREAS, in connection with the transactions contemplated by that certain Agreement and Plan of Merger, dated as of the date hereof, among Rhodia, a French corporation ("Parent"), Cousin Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of Parent, and the Company (the "Merger
                                                                         ------
Agreement"), the Company will become a wholly owned subsidiary of Parent; and
---------

          WHEREAS, following the transactions contemplated by the Merger Agreement, the Company and Parent wish to have Consultant provide services to the Company and Parent for the period provided in this Agreement and Consultant wishes to provide services to the Company and Parent for such period, on the terms and conditions set forth herein.

          NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

          1.  Consultancy.  The Company hereby agrees to retain the services of
              ------------
Consultant, and Consultant hereby agrees to provide consulting services to the Company and Parent, subject to the terms and conditions of this Agreement, during the period (the "Consulting Period") commencing on the date on which the
                        -----------------
consummation of the Offer (as defined in the Merger Agreement) occurs (the "Effective Date") and ending on the expiration of the eighteen-month period
---------------
immediately following the Effective Date or, if earlier, the date on which the Consulting Period is terminated in accordance with this Agreement (the "Date of
                                                                        -------
Termination").  Effective on the Effective Date, Consultant shall cease to be
-----------
the Chief Executive Officer (or otherwise an employee) of the Company.

          2.  Services to be Provided.  (a)  During the first six (6) months of
              -----------------------
the Consulting Period (the "Transition Period"), Consultant shall provide
                            -----------------
consulting services on a full-time basis in connection with the business of the Company as are reasonably requested of Consultant by Jean-Claude Bravard and Michel Marien (or their respective successors) of Parent from time to time. During the Transition Period, such consulting services shall be performed primarily from Consultant's home in Connecticut or at the Company's principal executive offices in Stamford, Connecticut; provided, that if such
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                                                                               2



offices cease to be used by the Company, at such other suitable offices in the Stamford/Greenwich, Connecticut area. During the Transition Period, the Company shall provide (consistent with the preceding sentence) Consultant with an office, office facilities and a secretary substantially comparable to those provided to Consultant by the Company immediately prior to the Effective Date.

          (b) During the period commencing on the expiration of the Transition Period and ending on the expiration of the Consulting Period (the "Part-Time
                                                                   ---------
Consulting Period"), Consultant shall continue to provide consulting services to
-----------------
the Company and Parent as described in Section 2(a) hereof; provided, that (i) Consultant shall not be required to devote more than ten (10) hours per month to such consulting services, and (ii) such consulting services shall be performed at such times and places as may be reasonably requested by the Company and consistent with Consultant's other activities.

          3.  Compensation.  (a)  Consulting Fees.  During the Transition
              ------------        ----------------
Period, the Company shall pay Consultant, in cash, a total of $250,000 in consulting fees, payable in equal monthly installments. During the Part-Time Consulting Period, the Company shall pay Consultant, in cash, a total of $200,000 in consulting fees, payable in equal monthly installments. All amounts paid or payable under this Section 3(a) are referred to herein as the "Consulting Fees".
 ---------------

          (b) Executive Retention Award.  Consultant shall be entitled to
              --------------------------
receive an incentive payment (the "Executive Retention Payment") in an amount of
                                   ---------------------------
$1,050,000, payable in cash on the Effective Date, in the event that (i) each of Bruce Shutts, Ian Shott and Stuart Needleman signs an employment agreement with the Company in accordance with the term sheets attached hereto as Exhibit A (each, a "New Employment Agreement"), and each such New Employment Agreement
          ------------------------
remains in full force and effect on the Effective Date, and (ii) each of Eric N. Jacobsen, Stephen Buchwald, Andrew Myers and K. Barry Sharpless signs a consulting agreement (or an amendment to his consulting agreement in effect on the date hereof, as the case may be) (each, a "New Consulting Agreement") with
                                               ------------------------
the Company in accordance with the term sheets attached as Exhibit A hereto, and each such New Consulting Agreement remains in full force and effect on the Effective Date. The Executive Retention Payment shall be reduced (i) by $216,666 for each of Messrs. Shutts, Shott and Needleman who does not have a New Employment Agreement in full force and effect on the Effective Date, and (ii) by $100,000 for each of Messrs. Jacobsen, Buchwald, Myers and Sharpless who does not have a New Consulting Agreement in full force and effect on the Effective Date.

          (c) Customer Retention Award.  Consultant agrees to use his reasonable
              -------------------------
best efforts to retain the business of the Company's Specified Customers (as defined below) through the first anniversary of the Effective Date (the "Retention Period"), subject to Parent using its reasonable best efforts to
-----------------
cause the Company to provide services to the Specified Customers of a professional quality on a basis consistent with the past practice of the Company prior to the Effective Date. For purposes of this Agreement, "Specified Customers" means the customers that are anticipated to be the ten

(10) largest customers of the Company during the 2001 calendar year, as determined in accordance with the Company's 2001 business plan as provided to Parent prior to the date hereof (the "2001 Business Plan"). Consultant shall be
                                      ------------------
entitled to receive an additional incentive payment (the "Customer Retention
                                                          ------------------
Payment") up to a maximum amount of $2,200,000, payable in cash in the manner
-------
described below, based on Consultant's efforts to retain the Specified Customers through the Retention Period, and the extent to which the business of the Specified Customers (excluding for such purpose the impact of the contribution of Parent's businesses to the Company) has actually been retained through December 31, 2001. The aggregate Customer Retention Payment shall be reduced by the sum of (i) an amount equal to $70,000 multiplied by the number of Specified Customers, if any, with respect to which Consultant has not used his reasonable best efforts to retain through the Retention Period (provided, however, that Consultant shall be deemed to have used his reasonable best efforts in respect of each retained Specified Customer), plus (ii) an amount equal to $1,500,000 multiplied by a fraction, the numerator of which is the amount by which the actual gross revenues from all Specified Customers, taken as a whole, during calendar years 2000 and 2001 (excluding for such purpose the impact of the contribution of Parent's businesses to the Company), falls short of the projected gross revenues from all Specified Customers, taken as a whole, during calendar years 2000 and 2001 as specified in the Company's 2000 business plan as provided to Parent prior to the date hereof (the "2000 Business Plan") and the
                                                  ------------------
2001 Business Plan, and the denominator of which is the projected gross revenues from all Specified Customers, taken as a whole, during calendar years 2000 and 2001 as specified in the 2000 Business Plan and 2001 Business Plan; provided,
                                                                    --------
however, that no reduction in the Customer Retention Payment shall be made
-------
under this clause (ii) in respect of a Specified Customer to the extent that any reduction in the actual gross revenues from such Specified Customer during calendar years 2000 and 2001 is attributable to the failure of Parent following the Effective Date to use its reasonable best efforts to cause the Company to provide services to such Specified Customer of a professional quality on a basis consistent with the past practice of the Company prior to the Effective Date. The Customer Retention Payment shall be payable as follows: an amount equal to $700,000, less the amount of the reductions, if any, determined in accordance with the immediately preceding clause (i), shall be payable as soon as practicable following the first anniversary of the Effective Date; and an amount equal to $1,500,000, less the amount of the reductions, if any, determined in accordance with the immediately preceding clause (ii), shall be payable on the first business day in January of 2002.

          (d)  Additional Consideration.  Consultant shall be eligible to
               -------------------------
receive the Restrictive Covenant Consideration (as defined in Section 7(d) hereof) in accordance with the terms and conditions provided therein.

          (e)  Retirement, Savings, Welfare and Fringe Benefit Plans.  During
               ------------------------------------------------------
the Consulting Period, Parent or the Company shall provide Consultant with benefits (including, without limitation, retirement, savings, medical, dental, disability and life insurance coverages), at the Company's expense (subject to any cost sharing generally required immediately prior to the Effective Date by Consultant to receive such coverages) that are no less favorable in the aggregate than the employee benefits provided to Consultant immediately prior to the Effective Date; provided, that if such coverages are not permitted to be provided under the terms of the Company's or Parent's benefit plans, the Company shall provide Consultant with an additional cash payment in an amount sufficient to provide such coverages outside the Company's and Parent's benefit plans.

          (f)   Reimbursement of Expenses.  During the Consulting Period, the
                --------------------------
Company shall reimburse Consultant for all expenses reasonably and actually incurred by Consultant in the performance of Consultant's services hereunder.

          4.    Termination of Consulting Services during the Consulting Period.
                ----------------------------------------------------------------
Subject to the terms of this Agreement, the Consulting Period may be terminated as follows:

          (a)   Death.  The Consulting Period shall terminate automatically upon
                ------
Consultant's death.

          (b)   Cause.  The Company may terminate the Consulting Period for
                ------
Cause. For purposes of this Agreement, "Cause" shall mean:
                                        -----

          (i) the conviction of Consultant of a felony or conviction of a misdemeanor if such misdemeanor involves moral turpitude; or; or

          (ii) Consultant's voluntary engagement in conduct constituting larceny, embezzlement, conversion or any other act involving the misappropriation of Company funds in the course of his performance of services hereunder; or

          (iii) the willful refusal by Consultant to carry out specific directions of Jean-Claude Bravard or Michel Marien (or their respective successors) of Parent, which directions shall be consistent with the provisions hereof; or

          (iv) Consultant's committing any act of gross negligence or intentional misconduct in the performance or non-performance of his services hereunder; or

          (v) any material breach by Consultant of any material provision of this Agreement (other than for reasons related only to the business performance of the Company or business results achieved by Consultant).

          For purposes of this provision, no act or failure to act on Consultant's part shall be considered to be reason for termination for Cause if done, or omitted to be done, by Consultant in good faith and with the reasonable belief that the action or omission was in the best interests of the Company.
Any termination of the Consulting Period by the Company for Cause shall be communicated by advance written notice that sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Consulting Period and specifies the intended Date of Termination.

          (c)   Other than for Cause.  The Company may terminate the Consulting
                ---------------------
Period at any time other than for Cause.

          (d)   Voluntary Termination.  Consultant may terminate the Consulting
                ----------------------
Period at any time after the expiration of the Transition Period, or on 30 days' notice to the Company during the Transition Period; provided that such notice shall not be given earlier than the consummation of the Merger (as such term is defined in the Merger Agreement).

          5.    Obligations of the Company Upon Termination.  Following any
                --------------------------------------------
termination of the Consulting Period, in addition to any benefits described below in this Section 5, the Company shall pay Consultant all Consulting Fees through the Date of Termination and any amounts owed to Consultant pursuant to the terms and conditions of the benefit plans and programs of the Company at the time such payments are due.

          (a)   Other than for Cause.  If the Company terminates the Consulting
                --------------------
Period other than for Cause, then within ten (10) days of the Date of Termination, the Company shall pay Consultant a lump sum payment in cash equal to the sum of (x) $450,000, less any Consulting Fees already paid to Consultant, plus (y) $2,200,000, less any portion of the Customer Retention Payment already paid to Consultant, and no further amounts shall be payable under Sections 3(a) and 3(c) hereof. Consultant shall remain eligible to receive the Restricted Covenant Consideration without regard to the termination of the Consulting Period. In addition, the Company shall continue to provide Consultant (and/or Consultant's family) with the benefits described under Section 3(e) hereof (as if the Consulting Period had not been terminated), through the expiration of the eighteen-month period immediately following the Effective Date or, if earlier, through the date on which Consultant becomes employed (other than self-employed) on a full-time basis.

          (b)   Cause; Voluntary Termination.  If the Consulting Period is
                -----------------------------
terminated by the Company for Cause or voluntarily by Consultant, Consultant shall not be entitled to receive any Consulting Fees in respect of any period subsequent to the Date of Termination, or continuation of the benefits described in Section 3(e) hereof. Consultant shall remain eligible to receive all other payments in accordance with the terms and conditions of this Agreement (including, without limitation, the Customer Retention Payment and the Restrictive Covenant Consideration) without regard to the termination of the Consulting Period.

          (c)   Death after Termination.  In the event of Consultant's death
                ------------------------
following the Date of Termination, Consultant's designated beneficiary shall be entitled to receive the balance of the payments under this Agreement; or in the event there is no designated beneficiary, the remaining payments shall be made to Consultant's estate.

          6.    Gross-Up Payment.  (a)Anything in this Agreement to the contrary
                ----------------
notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its affiliated entities) to or for the benefit of Consultant (whether pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 6 (the "Payments") would be subject to the excise tax imposed
                           --------
by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"),
                                                                       ----
or any interest or penalties are incurred by Consultant with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Company
                                             ----------
shall pay to Consultant an additional payment (a "Gross-Up Payment") in an
                                                  ----------------
amount such that after payment by Consultant of all taxes (including any Excise
Tax) imposed upon the Gross-Up Payment, Consultant retains an amount of the Gross-Up Payment equal to the sum of (x) the Excise Tax imposed upon the Payments and (y) the product of any deductions disallowed because of the inclusion of the Gross-up Payment in Consultant's adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-up Payment is to be made. For purposes of determining the amount of the Gross-up Payment, Consultant shall be deemed to (i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Gross-up Payment is to be made, and (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

          (b) Subject to the provisions of Section 6(a), all determinations required to be made under this Section 6, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determinations, shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Effective Date (the "Accounting Firm") which shall provide detailed
                            ---------------
supporting calculations both to the Company and Consultant within fifteen (15) business days of the receipt of notice from the Company or Consultant that there has been a Payment, or such earlier time as is requested by the Company (collectively, the "Determination"). In the event that the Accounting Firm is
                    -------------
serving as accountant or auditor for Parent, Consultant may appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company and the Company shall enter into any agreement requested by the Accounting Firm in connection with the performance of the services hereunder. The Gross-up Payment under this Section 6 with respect to any Payments shall be made no later than thirty (30) days following such Payment.
If the Accounting Firm determines that no Excise Tax is payable by Consultant, it shall furnish Consultant with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on Consultant's applicable federal income tax return will not result in the imposition of a negligence or similar penalty. The Determination by the Accounting Firm shall be binding upon the

Company and Consultant. As a result of the uncertainty in the application of
Section 4999 of the Code at the time of the Determination, it is possible that Gross-up Payments which will not have been made by the Company should have been made ("Underpayment") or Gross-up Payments are made by the Company which should
       ------------
not have been made ("Overpayment"), consistent with the calculations required
                     -----------
to be made hereunder. In the event that Consultant thereafter is required to make payment of any Excise Tax or additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by the Company to or for the benefit of Consultant. In the event the amount of the Gross-up Payment exceeds the amount necessary to reimburse Consultant for his Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2) of the Code) shall be promptly paid by Consultant (to the extent he has received a refund if the applicable Excise Tax has been paid to the Internal Revenue Service) to or for the benefit of the Company. Consultant shall cooperate, to the extent his expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.

          7.    Confidential Information; Non-Competition; Non-Solicitation.
                ------------------------------------------------------------

          (a) Consultant acknowledges and agrees that the information, observations and data obtained by him while employed by the Company and its subsidiaries concerning the business or affairs of the Company, Parent or any of their subsidiaries ("Confidential Information") are the property of the Company,
                     ------------------------
Parent or such subsidiary. Therefore, Consultant agrees to keep secret and retain in the strictest confidence all Confidential Information, including without limitation, trade "know-how" secrets, customer lists, pricing policies, operational methods, technical processes, formulae, inventions and research projects and other business affairs of the Company, Parent or any of their subsidiaries learned by him in the course of his employment or consultancy prior to or after the date of this Agreement, and not to disclose them to anyone outside the Company, Parent or any of their subsidiaries, either during or after his employment and consultancy with the Company, except (i) in the course of performing his services hereunder; (ii) with the Company's express written consent; (iii) to the extent that the Confidential Information becomes generally known to and available for use by the public other than as a result of Consultant's acts or omissions; or (iv) where required to be disclosed by court order, subpoena or other government process. If Consultant shall be required to make disclosure pursuant to the provisions of clause (iv) of the preceding sentence, Consultant promptly, but in no event more than 48 hours after learning of such subpoena, court order or other governmental process, shall notify the Company, by personal delivery or fax (pursuant to Section 10 hereof), and, at the Company's expense, shall take all reasonably necessary steps requested by the Company to defend against the enforcement of such subpoena, court order or other governmental process and permit the Company to intervene and participate with counsel of its own choice in any related proceeding. Consultant shall deliver to the Company at the termination of the Consulting Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information or the business of the Company, Parent or any of their subsidiaries which he may then possess or have under his control.

          (b) Consultant acknowledges that during his employment and consultancy with the Company he has become familiar with the Company's trade secrets and with other Confidential Information concerning the Company and its predecessors and its subsidiaries and that his services have been and shall be of special, unique and extraordinary value to the Company and its subsidiaries. Therefore, Consultant agrees that during the two-and-a-half-year period immediately following the Effective Date (the "Restricted Period"), he shall
                                               -----------------
not, directly or indirectly, own any interest in, manage, control, actively participate in, consult with, render services for, or in any manner engage in any business competing with the businesses of the Company or its subsidiaries, as such businesses exist on the Effective Date or as are contemplated in the 2000 Business Plan and 2001 Business Plan. Nothing herein shall prohibit Consultant from holding less than a 2% equity or voting interest in any publicly traded company that competes with the businesses of the Company or its subsidiaries, as such businesses exist on the Effective Date or as are contemplated in the 2000 Business Plan and 2001 Business Plan, so long as Consultant has no active participation in the business of such corporation. For purposes of this Section 7(b), "active participation" includes, without limitation, acting directly or indirectly as an officer, director, proprietor, employee, partner, investor, lender, consultant, advisor, agent or representative.

          (c) Consultant further agrees that during the five-year period immediately following the Effective Date, he shall not, directly or indirectly, solicit any person who on the date hereof is an employee or consultant of the Company or any subsidiary, to leave the employ or cease providing services to the Company or such subsidiary.

          (d) In consideration for Consultant's agreements under Section 7(b) and (c) hereof, the Company shall pay Consultant an aggregate amount in cash of $5,000,000 (the "Restrictive Covenant Consideration"). The Restrictive Covenant
                 ----------------------------------
Consideration shall be payable in two nonrefundable installments as follows:
$3,000,000 shall be paid on the last day of the Transition Period, and the remaining $2,000,000 shall be paid on the last day of the Restricted Period.

          (e) If, at the time of enforcement of this Section 7, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Consultant agrees that the restrictions contained in this Section 7 are reasonable.

          (f) In the event of the breach or a threatened breach by Consultant of any of the provisions of this Section 7, the Company, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security).

          8.    Arbitration; Fees and Expenses.  (a)  Any controversy or claim
                ------------------------------
arising out of or relating to this Agreement, including the making, interpretation or the breach thereof (other than (i) a claim solely for injunctive relief for any alleged breach of the provisions of Section 7, as to which the parties shall have the right to apply for specific performance to any court having equity jurisdiction, and (ii) all determinations pursuant to
Section 6 hereof), shall be settled by arbitration in New York City by one arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof and any party to the arbitration may, if elected by such party, institute proceedings in any court having jurisdiction for the specific performance of any such award. The powers of the arbitrator shall include, but not be limited to, the awarding of injunctive relief. Disputes described in clauses (i) and (ii) of this Section 8(a) shall be subject to the exclusive jurisdiction of any state or federal court in New York City, New York.

          (b) The Company agrees to pay for all arbitration costs and Consultant's reasonable attorneys' fees and expenses in connection with any dispute arising out of this Agreement, unless any such arbitrator or court finally determines that Consultant's claim was frivolous and not brought in good faith.

          9.    Successors.  (a)  This Agreement is personal to Consultant and
                ----------
without the prior written consent of the Company shall not be assignable by Consultant otherwise than by will or the laws of descent and distribution, and any assignment in violation of this Agreement shall be void. This Agreement shall inure to the benefit of and be enforceable by Consultant's legal representatives.

          (b) This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns.

          (c) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, or any business of the Company for which Consultant's services are principally performed, to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement,

"Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

          10.   Indemnification.  The Company will indemnify Consultant and his
                ---------------
legal representatives, to the fullest extent permitted by the laws of the State of Delaware and the existing by-laws of the Company or any other applicable laws or the provisions of any other corporate document of the Company, and Consultant shall be entitled to the protection of any insurance policies the Company may elect to obtain generally for the benefit of its directors and officers, against all costs, charges and expenses whatsoever incurred or sustained by him or his legal representatives in connection with any action, suit or proceeding to which he or his legal representatives may be made a party by reason of his being or having been a director or officer of the Company or of any of its subsidiaries or affiliates or actions taken purportedly on behalf of the Company or of any of its subsidiaries or affiliates.

          11.   Notices.  Any notice provided for in this Agreement shall be in
                --------
writing and shall be deemed to have been duly given if delivered personally with receipt acknowledged or sent by registered or certified mail or equivalent, if available, postage prepaid, or by fax (which shall be confirmed by a writing sent by registered or certified mail or equivalent on the same day that such fax was sent), addressed to the parties at the following addresses or to such other address as such party shall hereafter specify by notice to the other: if to Consultant, at the last known address on the books of the Company; if to the Company, at 300 Atlantic Street, Suite 402, Stamford, Connecticut 06901,
Attention:  Legal Department.

          12.   Severability.  Whenever possible, each provision of this
                -------------
Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

          13.   Miscellaneous.  (a)  This Agreement contains the entire
                -------------
agreement of the parties with respect to the subject matter hereof, and except as otherwise set forth herein, supersedes all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral, with respect to the subject matter hereof.

          (b) No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by the parties hereto.

          (c) The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

          (d) This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

          (e) The provisions of this Agreement are not intended to, nor shall they be construed to require that Consultant mitigate the amount of any payment provided for in this Agreement by seeking or accepting other employment, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by Consultant as a result of his employment by another employer or otherwise. The Company's obligations to make the payments to Consultant required under this Agreement, and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against Consultant.

          14.   Governing Law.  THE INTERPRETATION, CONSTRUCTION AND PERFORMANCE
                --------------
OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLE OF CONFLICTS OF LAWS.

          15.   Effectiveness.  This Agreement is conditioned upon the
                --------------
consummation of the Offer and shall be void ab initio and of no force and effect
                                            ---------
upon the occurrence of the termination of the Merger Agreement prior to the consummation of the Offer. From and after the consummation of the Offer, this Agreement shall supersede that certain Amended and Restated Employment Agreement, dated as of July 11, 2000, between Consultant and the Company (the "Prior Agreement"). For the avoidance of doubt, the parties agree that none of
----------------
the provisions included in the Prior Agreement (including any severance provision) shall be triggered as a result of the consummation of the Offer.

          16.   Headings.  The headings in this Agreement are for convenience
                ---------
only and shall not be used to interpret or construe its provisions.


          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.



                              CHIREX INC.

                              By: /s/ Thomas Dubin
                                  -----------------
                                  Title: Vice President, General
                                         Counsel and Secretary


                                  /s/ Michael A. Griffith
                                  -----------------------




                              Acknowledged and agreed:

                              RHODIA


                              By: /s/ Jean-Claude Bravard
                                  Title: Deputy President

Exhibit A to Consulting Agreement dated July 24, 2000 among ChiRex Inc., Michael
--------------------------------------------------------------------------------
                             A. Griffith and Rhodia
                             ----------------------



                               PROPOSED TERMS OF

                    EXECUTIVE OFFICER EMPLOYMENT AGREEMENTS


                           Certain Other Executives

1. General Terms; Effectiveness           Messrs. Shott, Shutts and Needleman
                                          (the "Executives") will enter into new
                                          employment agreements (the "Executive
                                          Agreements") with ChiRex, which will
                                          be executed prior to the execution of
                                          the merger agreement and will become
                                          effective on the date of consummation
                                          of the Offer (the "Effective Date").
                                          The Executive Agreements will
                                          supersede the Executives' current
                                          employment agreements.

2. Term; Duties                           Each of the Executives will continue
                                          in a senior executive position with
                                          ChiRex, with responsibilities and
                                          reporting obligations modified as
                                          appropriate to reflect the integration
                                          of ChiRex into the Rhodia group, but
                                          with the same title as prior to the
                                          execution of the merger agreement. The
                                          period of employment under the
                                          Executive Agreements will be the
                                          period commencing on the Effective
                                          Date and ending on the third
                                          anniversary thereof (the "Executive
                                          Employment Term").
3. Compensation

     a.  Base Salary                      During the Executive Employment Term,
                                          each Executive will continue to be
                                          paid base salary at no less than the
                                          rate in effect on the Effective Date.
                                          Such base salary shall be reviewed
                                          annually and may be increased, but not
                                          decreased.

     b. Annual Bonus                      For each calendar year during the
                                          Executive Employment Term, each
                                          Executive will be eligible, under
                                          Rhodia's plan, for an annual bonus of
                                          38.5% of salary at target, with a 77%
                                          of salary maximum bonus for superior
                                          performance. In addition, Mr. Shutts
                                          will receive a cash bonus of $250,000
                                          on the Effective Date in recognition
                                          of the 25 new customers he has brought
                                          to ChiRex during the 2000 calendar
                                          year.

     c. Additional Mid-Term Incentive     Subject to Rhodia Board approval, for
                                          each calendar year during the
                                          Executive Employment Term, an amount
                                          of Rhodia stock equal to 30% of each
                                          bonus calculated and paid in
                                          accordance with (b) above will be
                                          purchased by the Executive and vest
                                          after three years if the Executive is
                                          still employed by ChiRex (actual legal
                                          structure is purchase with a third
                                          party loan of up to 100% of the
                                          purchase price with balloon principal
                                          and market interest due on third
                                          anniversary of stock purchase, and the
                                          payment by Rhodia of a bonus to the
                                          Executive on such third anniversary in
                                          an amount equal to such principal and
                                          interest if the Executive (i) remains
                                          employed on such date and (ii)
                                          continues to hold the shares
                                          purchased). To the extent that Rhodia
                                          Board approval is not obtained or such
                                          Rhodia stock purchase is otherwise not
                                          implemented, the Executives shall be
                                          provided with alternative equity-based
                                          (or stock appreciation rights ("SAR"))
                                          awards that put the Executives as
                                          nearly as reasonably possible in the
                                          economic position that they would have
                                          been in had they purchased the Rhodia
                                          stock on the terms described above.

d.  Long-Term Incentive                   Subject to Rhodia Board approval,
                                          initial sign-on stock option grants
                                          will be made to each Executive on the
                                          Effective Date with respect to 50,000
                                          Rhodia shares. Such options will have
                                          a ten-year term and an exercise price
                                          per share determined in the same
                                          manner as for peer executives at
                                          Rhodia (i.e., equal to the average
                                          trading price of Rhodia stock for the
                                          20 trading days preceding the date of
                                          grant). Option grants in subsequent
                                          years will be based on
                                          performance and contribution to
                                          company success but shall in no event
                                          be less than stock option grants made
                                          to comparable peer executives at
                                          Rhodia. All options will vest on the
                                          third anniversary of the date of
                                          grant. To the extent that Rhodia Board
                                          approval is not obtained for the
                                          initial stock option grants or the
                                          initial option grants otherwise are
                                          not implemented, the Executives shall
                                          be provided with alternative equity-
                                          based (or SAR) awards that put the
                                          Executives as nearly as reasonably
                                          possible in the economic position that
                                          they would have been in had they
                                          received such initial stock option
                                          grants.


     e. Retention Stay Bonus              Each Executive will be eligible for a
                                          retention bonus equal to 200% of the
                                          severance amount he would have been
                                          entitled to under his existing
                                          employment agreement if his employment
                                          with ChiRex were terminated without
                                          cause as of the Effective Date. This
                                          retention bonus will be paid in 20%,
                                          30% and 50% installments on the first,
                                          second and third anniversaries of the
                                          Effective Date, respectively.

     f. Benefits                          Rhodia benefit plans, including both a
                                          defined contribution pension plan and
                                          a defined benefit pension plan in the
                                          U.S. and welfare plans (including,
                                          without limitation, savings,
                                          retirement, medical, dental,
                                          disability and life insurance
                                          coverages), at Rhodia's expense
                                          (subject to any cost-sharing generally
                                          required immediately prior to the
                                          Effective Date of ChiRex's active
                                          employees to receive such coverages)
                                          that are no less favorable in the
                                          aggregate than the benefits provided
                                          to the Executives immediately prior to
                                          the Effective Date.

4. Termination                            In the event an Executive resigns
                                          (other than for Good Reason) or his
                                          employment is terminated for Cause, he
                                          will forfeit all unpaid compensation
                                          (other than accrued but unpaid base
                                          salary), including unpaid installments
                                          of the retention bonus. If the
                                          Executive's employment is terminated
                                          by ChiRex or

                                          Rhodia other than for Cause or by the
                                          Executive for Good Reason, (A) the
                                          Executive will receive within ten days
                                          of his date of termination a lump sum
                                          cash payment equal to the sum of (i)
                                          the base salary and maximum bonuses
                                          that could have been payable during
                                          the remainder of the Executive
                                          Employment Term, (ii) any unpaid
                                          retention stay bonus installments
                                          described in Section 3(e) above, and
                                          (iii) an amount equal to the amount of
                                          the loan (plus accrued interest
                                          thereon) taken by the Executive to
                                          purchase the Rhodia stock referred to
                                          in Section 3(c) above to the extent
                                          such amount has not already been paid,
                                          (B) all stock options (or stock
                                          appreciation rights issued in lieu
                                          thereof) shall become fully vested and
                                          immediately exercisable, and (C) the
                                          Executive shall continue to be
                                          provided with all health and other
                                          welfare benefits (as described in
                                          Section 3(f) above) through the
                                          remainder of the Executive Employment
                                          Term or until the Executive is covered
                                          by a new employer's medical and dental
                                          plans, if sooner; provided that if
                                          such benefits are not permitted to be
                                          provided under the terms of ChiRex's
                                          or Rhodia's benefit plans, ChiRex
                                          shall provide the Executives with an
                                          additional cash payment in an amount
                                          sufficient to provide such coverages
                                          outside ChiRex's or Rhodia's benefit
                                          plans. Except as described above, the
                                          effect of a termination of employment
                                          upon stock and option awards will be
                                          governed by the terms of the relevant
                                          plans.


5. Other The Executive Agreements will contain customary provisions regarding, among other things, non-competition and non-solicitation for one year following the termination of their Executive Agreements and confidentiality covenants, and will retain a golden parachute tax gross-up and indemnification and arbitration provisions substantially similar to those contained in each Executive's current employment agreement. The Executive Agreements shall be governed by New York law. Any disputes arising out of the Executive Agreements that are not required to be arbitrated shall be subject to the exclusive jurisdiction of any state or federal court in New York City (London, England, in the case of Mr. Shott). ChiRex shall pay all arbitration costs and the Executives' reasonable attorney's fees in connection with any dispute arising out of the Executive Agreements, unless any such arbitrator or court finally determines that an Executive's claim was frivolous and not brought in good faith. Except as provided above, the Executives shall not be required to mitigate any payments or benefits received under the Executive
                                          Agreements. The definitions of "Cause"
                                          and "Good Reason" will be
                                          substantially similar to the
                                          definitions set forth in Mr. Shott's
                                          current employment agreement except
                                          that the existence of "Good Reason"
                                          shall be determined objectively.

                            Scientific Consultants


     Each of Each of Messrs. Jacobsen, Buchwald, Myers and Sharpless (each, a "Scientific Consultant") will enter into a new consulting agreement with ChiRex (or amend its current consulting agreement with ChiRex, as appropriate) prior to the execution of the merger agreement for the sole purpose of extending the term of each such Scientific Consultant's current agreement with ChiRex until December 31, 2001. Each such new agreement (or amendment, as the case may be) will become effective on the Effective Date.

Rhodia will grant Mr. Jacobsen 10,000 SAR, 2,500 of which will become exercisable on each of December 31, 2001 and 2002 and 5,000 of which will become exercisable on December 31, 2003 if Mr. Jacobsen's consulting agreement with ChiRex (or any amendment or replacement thereto) is in full force and effect on such dates. Such SAR will have a ten-year term. In the event Mr. Jacobsen voluntarily terminates his consulting services or his consulting services are terminated by ChiRex or Rhodia for Cause prior to any such dates, he will forfeit all SAR not exercisable prior to the date of termination. If Mr. Jacobsen consulting services are terminated by ChiRex or Rhodia other than for Cause, all SAR will become immediately exercisable. The definition of "Cause" will be as provided in Mr. Jacobsen's current consulting agreement with ChiRex.

Rhodia will grant each of Messrs. Buchwald, Myers and Sharpless 5,000 SAR,
2,500 of which will become exercisable on each of December 31, 2001 and December 31, 2002 if each of Mr. Buchwald, Myers or Sharpless' consulting agreement with ChiRex (or any amendment or replacement thereto) is in full force and effect on such dates. Such SAR will have a ten-year term. In the event Mr. Buchwald, Myers or Sharpless voluntarily terminates his consulting services or his consulting services are terminated by ChiRex or Rhodia for Cause prior to any such dates, he will forfeit all SAR not exercisable prior to the date of termination. If Mr. Buchwald, Myers or Sharpless consulting services are terminated by ChiRex or Rhodia other than for Cause, all SAR will become immediately exercisable. The definition of "Cause" will be as provided in Mr. Jacobsen's current consulting agreement with ChiRex.